Exhibit 99.1

PRESS RELEASE

Contacts:
Roger G. Stoll, Ph.D.	Jane Lin/Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	(212) 825-3210
(949) 727-3157

Cortex Announces $11.26 Million Private Placement

FUNDS TO ACCELERATE CX717 CLINICAL DEVELOPMENT

IRVINE, CA, December 15, 2004 — Cortex Pharmaceuticals, Inc. (AMEX: COR) announced that it has entered into a definitive agreement with new and existing institutional investors relating to a private placement of $11.26 million of securities through the sale of 4,233,333 shares of common stock at $2.66 per share. The agreement also includes five-year warrants to purchase an additional 2,116,666 shares of the Company’s common stock at an exercise price of $3.00 per share by the investors. Rodman & Renshaw, LLC served as the placement agent for the transaction.

“Roger Stoll, Ph.D., Chairman and CEO of Cortex stated, “With this financing, Cortex for the first time in its history has the kind of financial resources that will allow us to accelerate the development of CX717 and a follow-on compound from the low impact chemistry group. We can also continue to develop a potential high impact compound and exploit their ability to elevate BDNF, a brain growth factor. If we can get several compounds into clinical trials we can optimize the chance for success for Cortex. We intend to add another three to four healthcare professionals to our staff over the next six months.”

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, Cortex has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

About Cortex Pharmaceuticals:

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology.

Forward Looking Statement:

Note — This press release contains forward-looking statements concerning the Company’s research and development activities, clinical trials and business development plans. Actual results may differ materially, depending on a number of risk factors, including the risks that the Company’s new drug candidates under development may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not yet been approved in the treatment of any disease.

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